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                                                                     EXHIBIT 3.1

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                      BOSTON CELTICS LIMITED PARTNERSHIP II

       THE UNDERSIGNED are executing this Agreement of Limited Partnership ("Agreement") for the purpose of forming a limited partnership (the "Partnership") pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, 6 DEL. C. secs. 17-101 ET SEQ. (the "LP Act"), and do hereby certify and agree as follows:

       1. NAME. The name of the Partnership shall be Boston Celtics Limited Partnership II, or such other name as the General Partners may from time to time hereafter designate.

       2. DEFINITIONS. In addition to terms otherwise defined herein, the following terms are used herein as defined below:

       "Capital Contribution" means, with respect to any Partner, the amount of capital contributed by such Partner to the Partnership in accordance with
Section 8 hereof.

       "Event of Withdrawal of a General Partner" means an event that causes a person or entity to cease to be a General Partner as provided in Section 17-402 of the LP Act.

       "General Partners" means the Initial General Partners and any or all other persons or entities admitted as General Partners pursuant to the provisions of this Agreement, so long as they remain General Partners. Reference to a "General Partner" means any one of the General Partners.

       "Initial General Partner" means BCLP II GP, Inc.

       "Initial Limited Partner" means Boston Celtics Limited Partnership.

       "Interest" means the ownership interest of a Partner in the Partnership (which shall be considered personal property for all purposes), consisting of
(i) such Partner's Percentage Interest in profits, losses, allocations and distributions, (ii) such Partner's right to vote or grant or withhold consents with respect to Partnership matters as provided herein or in the LP Act, and
(iii) such Partner's other rights and privileges as herein provided.

       "Limited Partners" means the Initial Limited Partners and all other persons or entities admitted as additional or substituted Limited Partners pursuant to this Agreement, so long as they remain Limited Partners. Reference to a "Limited Partner" means any one of the Limited Partners.

       "Majority in Interest of the Limited Partners" means Limited Partners whose Percentage Interests aggregate to greater than 50% of the Percentage Interests of all Limited Partners.

       "Partners" means those persons or entities who from time to time are the General Partners and the Limited Partners. Reference to a "Partner" means any one of the Partners.

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       "Percentage Interest" means a Partner's share of the profits and losses of the Partnership and the Partner's percentage right to receive distributions of Partnership assets. The Percentage Interest of each Partner shall be the percentage set forth opposite such Partner's name on Schedule I hereto, as such schedule shall be amended from time to time in accordance with the provisions hereof. The combined Percentage Interest of all Partners shall at all times equal 100%.

       Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires, and, as used herein, unless the context clearly requires otherwise, the words "hereof," "herein," and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provisions hereof.

       3. PURPOSE. The purposes of the Partnership shall be

       (a) the acquisition, ownership and operation of the Boston Celtics professional basketball team of the NBA, including the management and operation of basketball games, the licensing and exploitation of television, cable, network and radio rights to broadcast basketball games, the acquisition and disposition of player contracts, the leasing, licensing, construction and/or acquisition of facilities, properties and/or space in which to play basketball games and conduct the Partnership's operations, the licensing and use of the Boston Celtics name for promotional and other purposes, and the participation in the NBA as an NBA member; the carrying on of any other business relating or incidental to the ownership and operation of the Boston Celtics professional basketball team; the entering into any partnership, joint venture or other similar arrangement to engage in any of the foregoing activities; and any activities incidental or related to the foregoing activities;

       (b) the development, acquisition, ownership and operation of other businesses and activities, including without limitation the ownership and operation of other sports teams, over-the-air or cable television stations or networks, radio stations or networks, or other entertainment or communications businesses; the carrying on of any other business relating or incidental to such activities; the entering into any partnership, joint venture or other similar arrangement to engage in any of the foregoing activities; and any activities incidental or related to the foregoing activities; and

       (c) engaging in such additional or other businesses as may be agreed upon by all of the General Partners and a Majority in Interest of the Limited Partners from time to time. In addition to the foregoing business activities, the Partnership may engage in businesses and activities incidental thereto, so far as such businesses and activities are necessary or convenient to the conduct, promotion or attainment of the stated purposes of the Partnership.

       4. OFFICES.

       The principal office of the Partnership, and such additional offices as the General Partners may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the General Partners may designate from time to time.



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       The registered office of the Partnership in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Partnership for service of process at such address is The Corporation Trust Company.

       5. PARTNERS. The name and business or residence address of each Partner of the Partnership, the General Partners and the Limited Partners being separately designated, are as set forth on Schedule I attached hereto, as the same may be amended from time to time.

       6. TERM. The Partnership shall continue until dissolved and terminated in accordance with Section 14 of this Agreement.

       7. MANAGEMENT OF THE PARTNERSHIP.

       The General Partners shall have the exclusive right to manage the business of the Partnership, and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Partnership and, in general, all powers permitted to be exercised by a general partner under the LP Act. The General Partners may appoint, employ, or otherwise contract with any persons or entities for the transaction of the business of the Partnership or the performance of services for or on behalf of the Partnership, and the General Partners may delegate to any such person (who may be designated an officer of the Partnership) or entity such authority to act on behalf of the Partnership as the General Partners may from time to time deem appropriate.

       Except as to actions herein specified to be taken by all the General Partners or by the General Partners acting unanimously, whenever there is more than one General Partner of the Partnership, the duties and powers of the General Partners may be exercised by any one of the General Partners acting alone.

       No Limited Partner, in his status as such, shall have the right to take part in the management or control of the business of the Partnership or to act for or bind the Partnership or otherwise to transact any business on behalf of the Partnership.

       Any action to approve or consent to any matter hereunder or pursuant to the LP Act by the General Partners, the Limited Partners or all Partners may be accomplished at a meeting of the applicable Partners, held at such time and place as shall have been agreed on by them, or by written consent executed by at least such number or percentage in interest of Partners as is required hereunder or under the LP Act to approve the matter at issue. Written consents may be executed and delivered by telecopy or like electronic means.

       8. CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; ADMINISTRATIVE MATTERS.

       The Initial General Partners and the Initial Limited Partners have each contributed to the Partnership in cash the respective amount set forth on
Schedule I hereto. Except as otherwise consented to by all Partners, the Initial General Partners and the Initial Limited Partners shall not be required to make any further contributions to the capital of the Partnership. Persons or entities hereafter admitted as General Partners or Limited Partners of the Partnership shall make such



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contributions of cash (or promissory obligations), property or services to the
Partnership as shall be determined by the General Partners, acting unanimously, at the time of each such admission.

       A single, separate capital account shall be maintained for each Partner. Each Partner's capital account shall be credited with the amount of money and the fair market value of property (net of any liabilities secured by such contributed property that the Partnership assumes or takes subject to) contributed by that Partner to the Partnership; the amount of any Partnership liabilities assumed by such Partner (other than in connection with a distribution of Partnership property), and such Partner's distributive share of Partnership profits (including tax exempt income). Each Partner's capital account shall be debited with the amount of money and the fair market value of property (net of any liabilities that such Partner assumes or takes subject to) distributed to such Partner; the amount of any liabilities of such Partner assumed by the Partnership (other than in connection with a contribution); and such Partner's distributive share of Partnership losses (including items that may be neither deducted nor capitalized for federal income tax purposes).

       Notwithstanding any provision of this Agreement to the contrary, each Partner's capital account shall be maintained and adjusted in accordance with the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and the regulations thereunder (the "Regulations"), including, without limitation,
(i) the adjustments permitted or required by Internal Revenue Code Section 704(b) and, to the extent applicable, the principles expressed in Internal Revenue Code Section 704(c) and (ii) adjustments required to maintain capital accounts in accordance with the "substantial economic effect test" set forth in the Regulations under Internal Revenue Code Section 704(b).

       Any Partner, including any substitute Partner, who shall receive an Interest (or whose Interest shall be increased) by means of a transfer to him of all or a part of the Interest of another Partner, shall have a capital account that reflects the capital account associated with the transferred Interest (or the applicable percentage thereof in case of a transfer of a part of an Interest).

       The Partnership hereby designates BCLP II GP, Inc. as "Tax Matters Partner" for purposes of Internal Revenue Code Section 6231 and the Regulations promulgated thereunder. The Tax Matters Partner shall promptly advise each Partner of any audit proceedings proposed to be conducted with respect to the Partnership.

       It is the intention of the Partners that the Partnership shall be taxed as a "partnership" for federal, state, local and foreign income tax purposes. The Partners agree to take all reasonable actions, including the execution of such documents, as may reasonably be required in order for the Partnership to qualify for and receive "partnership" treatment for federal, state, local and foreign income tax purposes.

       The fiscal year of the Partnership shall be a calendar year. The books and records of the Partnership shall be maintained in accordance with generally accepted accounting principles and Section 704(b) of the Internal Revenue Code and the Regulations.



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       All items of Partnership income, gain, loss, deduction, credit or the like shall be allocated among the Partners in accordance with their respective Percentage Interests as set forth in Schedule I.

       9. ASSIGNMENTS OF PARTNERSHIP INTEREST; SUBSTITUTED PARTNERS.

       No Limited Partner may sell, assign, pledge or otherwise transfer or encumber (collectively "transfer") all or any part of his Interest in the Partnership, and no transferee of all or any part of the Interest of a Limited Partner shall be admitted as a substituted Limited Partner, without, in either event, having obtained the prior written consent of all of the General Partners.

       No General Partner may transfer all or any part of his Interest in the Partnership, and no transferee of all or any part of the Interest of a General Partner shall be admitted as a substituted General Partner, without, in either event, having obtained the consent of all other General Partners or, if none, the consent of a Majority in Interest of the Limited Partners.

       The General Partners shall amend Schedule I hereto from time to time to reflect transfers made in accordance with, and as permitted under, this Section
9. Any purported transfer in violation of this Section 9 shall be null and void and shall not be recognized by the Partnership.

       10. WITHDRAWAL. No Partner shall have the right to withdraw from the Partnership except with the consent of all of the General Partners and upon such terms and conditions as may be specifically agreed upon between the General Partners and the withdrawing Partner. The provisions hereof with respect to distributions upon withdrawal are exclusive and no Partner shall be entitled to claim any further or different distribution upon withdrawal under Section 17-604 of the LP Act or otherwise.

       11. ADDITIONAL PARTNERS. The Partners, acting unanimously, shall have the right to admit additional General Partners and additional Limited Partners upon such terms and conditions, at such time or times, and for such capital contributions as shall be determined by all of the Partners; and in connection with any such admission, the General Partners shall amend Schedule I hereof to reflect the name, address and Capital Contribution of the additional Partner and any agreed upon changes in the Partner's respective Percentage Interests.

       12. DISTRIBUTIONS. Distributions of cash or other assets of the Partnership shall be made at such times and in such amounts as the General Partners may determine from time to time. Distributions shall be made to (and profits and losses shall be allocated among) Partners PRO RATA in accordance with their respective Percentage Interests.

       13. RETURN OF CAPITAL. No Partner has the right to receive, and the General Partners have absolute discretion to make, any distributions to a Partner which include a return of all or any part of such Partner's Capital Contribution, provided that upon the dissolution of the Partnership, the assets of the Partnership shall be distributed as provided in Section 17-804 of the LP Act. No Partner shall have any personal liability for the return of any Partner's Capital Contribution. Any return of capital to the Partners shall be payable solely from the assets of the Partnership.



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       14. DISSOLUTION. Subject to the provisions of Section 15 of this
Agreement, the Partnership shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

       December 31, 2098;

       The determination of all of the General Partners to dissolve the Partnership; or

       The occurrence of an Event of Withdrawal of a General Partner or any other event causing a dissolution of the Partnership under Section 17-801 of the LP Act.

       15. CONTINUATION OF THE PARTNERSHIP. Notwithstanding the provisions of
Section 14(c) hereof, the occurrence of an Event of Withdrawal of a General Partner shall not dissolve the Partnership if at such time there are one or more remaining General Partners and any one or more of such remaining General Partners continue the business of the Partnership (any and all such remaining General Partners being hereby authorized to continue the business of the Partnership without dissolution). If upon the occurrence of an Event of Withdrawal of a General Partner there shall be no remaining General Partner (or if no remaining General Partner elects to continue the business of the Partnership as provided in the preceding sentence), the Partnership nonetheless shall not be dissolved and shall not be required to be wound up if, within ninety (90) days after the occurrence of such event of withdrawal, all remaining Partners agree in writing to continue the business of the Partnership and, if necessary or desired, to the appointment, effective as of the date of withdrawal, of one or more additional General Partners.

       16. AMENDMENTS. This Agreement may be amended only upon the written consent of all Partners.

       17. STANDARD OF CARE; INDEMNIFICATION OF GENERAL PARTNERS, OFFICERS, EMPLOYEES AND AGENTS.

       No General Partner shall have any personal liability whatsoever to the Partnership or any other Partner by reason of such General Partner's acts or omissions in connection with the conduct of the business of the Partnership; provided, however, that nothing contained herein shall protect any General Partner against any liability to the Partnership or the Partners to which such General Partner would otherwise be subject by reason of (i) any act or omission of such Partner that involves actual fraud or willful misconduct or (ii) any transaction from which such General Partner derived improper personal benefit.

       Except as may be limited by mandatory provisions of applicable law, the Partnership shall indemnify and hold harmless each General Partner and the officers, directors, stockholders, members, managers or partners of any non-individual Partner (each an "Indemnified Person") against any and all losses, claims, damages, expenses and liabilities (including, but not limited to, any investigation, legal and other reasonable expenses incurred in connection with, and any amounts paid in settlement of, any action, suit, proceeding or claim) of any kind or nature whatsoever that such Indemnified Person may at any time become subject to or liable for by reason of the formation, operation or termination of the Partnership, or the Indemnified Person's acting as a Partner under this Agreement, or the authorized actions of such Indemnified Person in



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connection with the conduct of the affairs of the Partnership (including, without limitation, indemnification against negligence, gross negligence or breach of duty); provided, however, that no Indemnified Person shall be entitled to indemnification if and to the extent that the liability otherwise to be indemnified for results from (i) any act or omission of such Indemnified Person that involves actual fraud or willful misconduct or (ii) any transaction from which such Indemnified Person derived improper personal benefit. The indemnities provided hereunder shall survive termination of the Partnership and this Agreement. Each Indemnified Person shall have a claim against the property and assets of the Partnership for payment of any indemnity amounts from time to time due hereunder, which amounts shall be paid or properly reserved for prior to the making of distributions by the Partnership to Partners. Costs and expenses that are subject to indemnification hereunder shall, at the request of any Indemnified Person, be advanced by the Partnership to or on behalf of such Indemnified Person prior to final resolution of a matter, so long as such Indemnified Person shall have provided the Partnership with a written undertaking to reimburse the Partnership for all amounts so advanced if it is ultimately determined that the Indemnified Person is not entitled to indemnification hereunder.

       The contract rights to indemnification and to the advancement of expenses conferred in this Section 17 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, agreement, vote of the Partners or otherwise.

       The Partnership may maintain insurance, at its expense, to protect itself and any Partner, employee or agent of the Partnership or another partnership, limited liability company, corporation, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Partnership would have the power to indemnify such person against such expense, liability or loss under the LP Act.

       The Partnership may, to the extent authorized from time to time by the General Partners, grant rights to indemnification and to advancement of expenses to any employee or agent of the Partnership to the fullest extent of the provisions of this Section 17 with respect to the indemnification and advancement of expenses of General Partners of the Partnership.

       18. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.




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       IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of April 13, 1998.

                     GENERAL PARTNER

                     BCLP II GP, Inc.



                     By: /s/ Richard G. Pond
                         ------------------------------
                         Name: Richard G. Pond
                         Title: Chief Financial Officer



                     LIMITED PARTNER

                     BOSTON CELTICS LIMITED PARTNERSHIP



                     By: /s/ RICHARD G. POND
                         ------------------------------
                         Name: Richard G. Pond
                         Title: Executive Vice President,
                                Chief Operating Officer,
                                Treasurer and Secretary




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                                   SCHEDULE I

           A.     General Partner

                                                       Capital        Percentage
           Name & Address                           Contribution       Interest

           BCLP II GP, Inc.                            $10.00             1%
           151 Merrimac Street
           Boston, Massachusetts 02114



           B.     Limited Partner

                                                       Capital        Percentage
           Name & Address                           Contribution       Interest

           Boston Celtics Limited Partnership         $990.00            99%
           33 East 63rd Street
           New York, New York 10021



           TOTAL                                    $1,000.00            100%